Acceptance of Preferred Stock Agreement

Between:

Klondike Star Mineral Corporation (Klondike Star)

and

Kluane Basic Industries, Ltd. a British Columbia corporation (Kluane)

This letter of agreement ("Agreement") dated this ____ day of November, 2006, constitutes the understanding and fulfillment of the 2003 Assignment and Assumption of Option Agreement between Klondike Star, Kluane and other parties regarding the issuance of convertible preferred stock of Klondike Star.

Whereas, in consideration for the assignment of an earned-in agreement from Kluane to Klondike Star, Klondike Star agreed to issue 2,000,000 shares of convertible preferred stock, to be convertible, at least in part, into common stock of Klondike Star; and

Whereas, the parties have undertaken to negotiate the terms of the convertible preferred stock and agree for the issuance of such stock; it is agreed as follows:

Klondike Star will issue 2,000,000 shares of Series A Convertible Preferred Stock to Kluane, the terms of which are attached hereto as Exhibit A, have been approved by the Board of Directors of Klondike Star and the designation of which will be filed with the Delaware Secretary of State.

Release of Klondike Star and Kluane. Upon signing of this agreement, each party hereto hereby releases and forever discharges the other party, his, hers or its agents, insurers, attorneys and representatives from any and all rights, claims, demands and damages of any kind, known or unknown, existing or arising in the future, resulting from or related to any business agreement, contract, whether verbal or in writing that exists or did exist between the parties relating to the issuance of preferred stock to Kluane.

Should either party attempt to collect any amount from or enforce any right against the other, the prevailing party shall be entitled to attorney fees, costs, including litigation costs and costs on appeal.

Accepted and Agreed to:

KLONDIKE STAR MINERAL CORPORATION:

By: _______________________

Its: ________________________

KLUANE BASIC INDUSTRIES, LTD:

By: _______________________

Its: ________________________